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Exhibit 10.2

[Insert Date]

National Energy Resources Acquisition Company
1700 Broadway, Suite 2020
Denver, Colorado 80290

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, New York 10080
Attn: Assistant General Counsel

  Re:
  Initial Public Offering

Ladies and Gentlemen:

        This letter is being delivered to you in accordance with the Purchase Agreement (the "Purchase Agreement") entered into by and between National Energy Resources Acquisition Company, a Delaware corporation (the "Company") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters (the "Underwriters"), relating to an underwritten initial public offering (the "Offering"), of 10,000,000 of the Company's units (the "Units"), each comprised of one share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), and one warrant exercisable for one share of Common Stock (each, a "Warrant"). The Units sold in the Offering will be listed and traded on the American Stock Exchange pursuant to a Registration Statement on Form S-1 and prospectus (the "Prospectus") filed by the Company with the Securities and Exchange Commission. Certain capitalized terms used herein are defined in paragraph 9 hereof.

        In order to induce the Company and the Underwriters to enter into the Purchase Agreement and to proceed with the Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRCO LLC (the "Sponsor") hereby agrees with the Company as follows:

        1.     The Sponsor agrees that in connection with any proposed Business Combination, it (i) shall vote all shares of Founders' Common Stock owned by it in accordance with the majority of the votes cast by the Public Stockholders and in favor of an amendment to the Company's Certificate of Incorporation providing for the Company's perpetual existence in connection with a vote to approve a proposed Business Combination, and (ii) shall vote any shares acquired by it in the Offering or the secondary public market in favor of any proposed Business Combination and in favor of an amendment to the Company's Certificate of Incorporation providing for the Company's perpetual existence in connection with a vote to approve a proposed Business Combination. For the avoidance of doubt, the Sponsor also acknowledges and agrees that it will not have any conversion rights with respect to the Founders' Common Stock owned by the Sponsor in the event a Business Combination is approved by the Public Stockholders.

        2.     The Sponsor hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months after the date of the final Prospectus relating to the Offering, the Sponsor shall take all reasonable steps to (a) cause the Trust Account to be liquidated and distributed to the holders of Common Stock purchased in the Offering as soon as reasonably practicable and (b) cause the Company to be dissolved and liquidated as soon as reasonably practicable. The Sponsor agrees that in connection with any cessation of the corporate existence of the Company, it will take all reasonable steps to cause the Company to adopt a plan of dissolution and distribution in accordance with Section 281(b) of the General Corporation Law of the State of Delaware or any successor provision thereto. The undersigned hereby waives any claim the undersigned may have in the future against the Trust Account, and will not seek recourse against the funds held in or distributed from the Trust Account prior to the Company's Business Combination, in either case on account of, or arising out of, any contracts or agreements with the Company.

        3.     The Sponsor hereby waives any right, title, interest or claim of any kind in or to any distributions of the Trust Account as a result of any liquidation of the Company with respect to the Founders' Common Stock and the Sponsor's Warrants. The Sponsor hereby waives any rights set forth in the Company's Certificate of Incorporation to demand conversion of the Founders' Common Stock in the event a Business Combination is approved by the Public Stockholders.

        4.     In the event of the liquidation of the Trust Account, the Sponsor shall in the event that the Company's assets not held in the Trust Account are insufficient to pay the costs of the liquidation, advance to the Company the funds necessary to complete the liquidation and will not seek repayment from the Company for such amounts.

        5.     To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 1,500,000 Units of the Company (as described in the Prospectus), the Sponsor agrees that it shall return to the Company for cancellation, at no cost, a number of shares of Founders' Common Stock held by the Sponsor determined by multiplying [                                    ] by a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000.

        6.     (a) Until the completion of a Business Combination in the case of the Sponsor's Warrants, until 12 months after the completion of a Business Combination in the case of the Founders' Common Stock and until 180 days after the completion of a Business Combination in all other cases (each a "Lock-Up Period" and together the "Lock-Up Periods"), the Sponsor shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Founders' Common Stock, Sponsor's Warrants, any Units acquired in the Offering and the Common Stock and Warrants comprising the Units, the Common Stock issuable upon exercise of the Sponsor's Warrants or Warrants or any securities convertible into or exercisable or exchangeable for Common Stock or such Warrants or other rights to purchase Common Stock or any such securities (the "Offering Securities"), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Offering Securities, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The 180-day Lock-Up Period will be automatically extended if: (1) during the last 17 days of the 180-day period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day period, the Company announces that it will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

        (b)   Notwithstanding the foregoing, the Sponsor may transfer its Offering Securities (i) to the Company's officers or directors, any affiliates or family members of any of the Company's officers or directors or any affiliates of the Sponsor; (ii) by virtue of the laws of the state of Colorado or the Sponsor's limited liability company agreement upon dissolution of the Sponsor; (iii) in the event of the Company's liquidation prior to its completion of a Business Combination; or (iv) in the event of the Company's consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company's stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company's consummation of a Business Combination; provided, however, that the permissive transfers set forth above may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this

Letter Agreement. During the applicable Lock-Up Period, neither the Sponsor nor any of its respective transferees shall grant a security interest in any of the Securities.

        (c)   Further, the Sponsor agrees that after the applicable Lock-Up Period has elapsed, the Offering Securities shall only be transferable or saleable pursuant to a sale registered under the U.S. Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company and the Sponsor each acknowledge that pursuant to the Registration Rights Agreement between the Company, the Sponsor and certain directors of the Company, the Sponsor may request that a registration statement relating to the Offering Securities be filed with the Securities Exchange Commission prior to the end of the applicable Lock-Up Period; provided that such registration statement does not become effective prior to the end of the applicable Lock-Up Period.

        (d)   The Sponsor and the Company acknowledge and agree that the transfer restrictions set forth in this Section 6 shall supersede any and all transfer restrictions relating to the Founders' Common Stock and Sponsor's Warrants set forth in that certain Stock Purchase Agreement, effective as of November 16, 2007, between the Company and the Sponsor and that certain Sponsor's Warrant Subscription Agreement, effective as of November 26, 2007 between the Company and the Sponsor.

        7.     (a) Except as disclosed in the Prospectus, neither the Sponsor nor any affiliate of the Sponsor will be entitled to receive, and no such person will accept, any finder's fee, reimbursement, or other compensation of any kind from the Company for services rendered to the Company prior to or in connection with the consummation of a Business Combination other than reimbursement for any out-of-pocket expenses related to the Offering and identifying, investigating and consummating a Business Combination and up to $10,000 per month for office space, administrative services, and secretarial support.

        (b)   Neither the Sponsor nor any affiliate of the Sponsor will accept a finder's fee, consulting fee or any other compensation or fees from any person or other entity in connection with a Business Combination, other than compensation or fees that may be received for any services provided following such Business Combination.

        8.     The Sponsor has full right and power, without violating any agreement by which it is bound to enter into this Letter Agreement and hereby consents to being named in the Prospectus as the Sponsor of the Company.

        9.     The Sponsor acknowledges and agrees that the Company will not consummate any Business Combination which involves a company that is affiliated with the Sponsor or any of the Company's officers or directors unless the Company obtains an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority and is reasonably acceptable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and the approval of a majority of the Company's independent directors that the Business Combination is fair to the Public Stockholders from a financial point of view.

        10.   As used herein, (i) "Business Combination" shall mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses that have an aggregate fair market value of at least 80% of the amount held in the Trust Account (excluding the amount held in the trust account representing the underwriters' deferred commission) at the time of such business combination; (ii) "Public Stockholders" shall mean the holders of securities issued in the Offering; (iii) "Founders' Common Stock" shall mean the 2,875,000 shares of Common Stock of the Company acquired by the Sponsor prior to the consummation of Offering, of which an aggregate of 60,000 shares of Founders' Common Stock were subsequently transferred on                                      to William J. Hybl, David H. Kennedy, Richard C. Morrison and D. Dale Shaffer; (iv) "Sponsor's Warrants" shall mean the warrants to purchase 3,000,000 shares of Common Stock of the Company that are acquired by the Sponsor simultaneously with the consummation of the Offering; and (v) "Trust Account" shall mean the trust fund into which a portion of the net proceeds of the Offering and the proceeds of the private placement in connection therewith will be deposited.

        11.   This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

        This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Colorado, without giving effect to its choice of laws principles. This letter agreement shall be binding on the Sponsor and each of its respective successors, heirs, personal representatives and assigns.

        This letter agreement shall terminate on the earlier of (i) the expiration of the longest Lock-Up Period and (ii) the liquidation of the Company; provided, that this letter agreement shall earlier terminate in the event that the Offering is not consummated and closed by [                                    ], 2008 and provided further that Section 5 of this Agreement shall survive any such liquidation.

[Signature page follows]

Sincerely,
NRCO LLC
		By:	Harold R. Logan, Jr. Treasurer and Secretary
Acknowledged and Agreed:
NATIONAL ENERGY RESOURCES ACQUISITION COMPANY
By:	Patrick R. McDonald Chief Executive Officer and President

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  Exhibit 10.2